Exhibit 4.4


                              ASSUMPTION AGREEMENT


           ASSUMPTION AGREEMENT, dated as of June 4, 1998, between Panavision Inc., a Delaware corporation ("Panavision"), and PX Escrow Corp., a Delaware corporation ("PX Escrow").

                                W I T N E S E T H:

           WHEREAS, PX Escrow and The Bank of New York, as trustee (the "Trustee") executed and delivered the Indenture, dated as of February 11, 1998 (as heretofore amended and supplemented, the "Indenture"), providing for the issuance of the 9 5/8% Senior Subordinated Discount Notes Due 2006 (the "Securities");

           WHEREAS, concurrently herewith, Panavision is executing and delivering to the Trustee, pursuant to Section 5.01(c) of the Indenture, a Supplemental Indenture, dated as of the date hereof, pursuant to which Panavision is assuming PX Escrow's obligations under the Indenture and the Securities;

           WHEREAS, PX Escrow is a party to each of (i) the Purchase Agreement, dated February 6, 1998 (the "Purchase Agreement"), among PX Escrow and Credit Suisse First Boston Corporation and Schroder & Co. Inc. (collectively, the "Initial Purchasers"), (ii) the Registration Agreement, dated February 6, 1998 (the "Registration Agreement"), among PX Escrow and the Initial Purchasers and (iii) the Escrow Agreement, dated as of February 11, 1998 (the "Escrow Agreement" and, together with the Purchase Agreement and Registration Agreement, the "Assigned Agreements"), between PX Escrow and The Bank of New York, as escrow agent;

           WHEREAS, PX Escrow, pursuant to this Assumption Agreement, desires to assign all of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements to Panavision and Panavision desires to assume all of PX Escrow's right, title and interest thereto and liabilities and obligations thereunder; and

           WHEREAS, this Assumption Agreement has been duly authorized by all necessary corporate action on the part of each of Panavision and PX Escrow.

           NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Panavision and PX Escrow mutually covenant and agree:


                                 ARTICLE I

                         Assignment and Assumption

           Section 1.1. Assignment. PX Escrow hereby grants, assigns, conveys, sets over and delivers to Panavision and its successors and assigns all of its right, title and interest to, and liabilities and obligations under, the Assigned Agreements, to have and hold unto Panavision and its successors and assigns forever.

           Section 1.2. Assumption. In consideration of the assignment made herein to Panavision, Panavision hereby agrees to assume, pay, perform and observe all covenants, agreements, liabilities and obligations of PX Escrow under the Assigned Agreements. As provided in each of the Assigned Agreements, PX Escrow shall be released and discharged from and shall not be responsible to any person for the discharge or performance of any duty or obligation pursuant to or in connection with the Assigned Agreements and Panavision shall be substituted in lieu of PX Escrow as a party to each of the Assigned Agreements.

           Section 1.3. Further Assurances. Each of PX Escrow and Panavision shall execute such additional documents and instruments and take such further action as may be reasonably required or desirable to carry out the provisions hereof.


                                 ARTICLE II

                               Miscellaneous

           Section 2.1. Severability. In case any provision in this Assumption Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           Section 2.2. Governing Law. This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

           Section 2.3. Multiple Originals. The parties may sign any number of copies of this Assumption Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Assumption Agreement.

           Section 2.4. Headings. The Article and Section headings herein are have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed as of the date first written above.


                                  PANAVISION INC.


                                  By: /s/ Jeffrey J. Marcketta
                                     -------------------------------
                                      Name: Jeffrey J. Marcketta
                                      Title: Executive Vice President,
                                             Chief Financial Officer
                                             and Treasurer


                                  PX ESCROW CORP.


                                  By: /s/ Glenn P. Dickes
                                     --------------------------------
                                      Name: Glenn P. Dickes
                                      Title: Vice President and
                                             Secretary